Exhibit 99.1

HCP TO OFFER 12,000,000 SHARES

LONG BEACH, CA —June 17, 2010— HCP (NYSE:HCP) announced that it intends to issue 12,000,000 shares of its common stock.  HCP intends to grant the underwriters an option for 30 days to purchase up to 1,800,000 additional shares of common stock.

Net proceeds from the offering will be used to repay borrowings under HCP’s revolving credit facility, including borrowings that were applied toward the cash payment of $102 million for the June 1, 2010 acquisition of four senior housing facilities and $71 million in aggregate repayments of mortgage debt, with the remainder, if any, to be used for general corporate purposes.

The shares are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission.  BofA Merrill Lynch will act as book-running manager for the offering.

The offering of shares of HCP common stock may be made only by means of a prospectus.  A copy of the prospectus relating to the offering will be filed with the Securities and Exchange Commission and, when available, can be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of March 31, 2010, HCP’s portfolio of investments, including properties owned by its unconsolidated joint ventures, consisted of: (i) interests in 677 properties among the following segments: 257 senior housing, 100 life science, 251 medical office, 21 hospital and 48 skilled nursing; and (ii) $1.9 billion of mezzanine and other secured loans.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds.  Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact

HCP

Thomas M. Herzog

Executive Vice President — Chief Financial Officer

562-733-5309